Exhibit 10.3

Execution Version

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated September 12, 2023 and effective as of the Effective Date, by and between Endeavor Group Holdings, Inc. (“Endeavor”), and TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC) (“TKO”). Endeavor and TKO are referred to collectively herein as the “Parties,” and each individually, a “Party”.

WHEREAS, Endeavor, TKO, and certain other parties entered into that certain Transaction Agreement, dated as of April 2, 2023 (as amended, supplemented, modified or restated from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with consummation of the transactions contemplated by the Transaction Agreement, each Party has agreed to provide, or cause to be provided, to the other Party (or its Affiliates) certain services after Closing on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1 – INTERPRETATION; DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below or in the Sections set forth below:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, TKO and its Subsidiaries shall be deemed to not be Affiliates of Endeavor or of Endeavor’s other Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Las Vegas, Nevada or Los Angeles, California are required or authorized by Law to be closed.

“Compliance Policies” means written policies of the applicable Service Provider created, implemented or maintained as required by applicable Law.

“Content” means all audio, audiovisual or visual content developed, produced or otherwise created pursuant to this Agreement.

“Damages” means losses, liabilities (including reasonable legal costs and expenses), fines, penalties, costs and damages.

“Effective Date” has the meaning set forth in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Agreements” means those agreements set forth in Schedule B.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, by and among Endeavor, TKO and certain other parties (as amended, supplemented, modified or restated from time to time).

“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether transnational, federal, state, provincial, territorial or local, domestic or foreign, including any political subdivision thereof, that has, in each case, jurisdiction over the matter in question.

“Law” means any applicable foreign, federal, state or local constitutional provision, statute, code, ordinance, rule, law, regulation or other legal requirement of any Governmental Entity.

“Networks” means a Party’s and its Affiliates’ information systems, including all data and all computer software and hardware that they contain.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or arbitration award issued by a Governmental Entity or arbitral panel.

“Person” means any individual, corporation, company, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Qualifying Third Party Service Provider Costs” means any costs, fees, assessments or expenses paid or payable by a Service Provider to a Third Party Service Provider to the extent such Service Provider engages a Third Party Service Provider in its ordinary course operations in connection with the same subject matter as addressed by a Service.

“Service Provider” means the Party (or its Affiliate) who is providing Services under this Agreement, as designated in Schedule A.

“Service Recipient” means the Party (or its Affiliate) who is receiving Services under this Agreement, as designated in Schedule A.

“Service Year” means each twelve (12) month period during the Term, commencing on the Effective Date.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors. For purposes of this Agreement, TKO and its Subsidiaries shall be deemed to not be Subsidiaries of Endeavor or of any of Endeavor’s Subsidiaries.

“Third Party Service Provider” means any Unaffiliated Third Party that Service Provider has designated as a direct or indirect provider or supporter of Services.

“Unaffiliated Third Party” means any Person other than Service Provider or its Subsidiaries.

Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) references herein to any gender shall include each other gender;

(f) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(m) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o) references herein to “$” and “dollars” means United States dollars (unless the context requires otherwise); and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

ARTICLE 2 – SERVICES

Section 2.1 Provision of Services; Services Standards.

(a) Pursuant to the terms of this Agreement, Service Provider will provide or cause to be provided to Service Recipient, as reasonably requested by Service Recipient, the services set forth on Schedule A, as the same may be updated pursuant to Section 2.2 (collectively, the “Services”); provided, however, that subject to modifications to the fees under the Existing Agreements as set forth in Section 2.6(b), the Existing Agreements shall remain in effect until they expire or are terminated in accordance with the terms thereof.

(b) Subject to any specifications and limitations as mutually agreed by the Parties, Service Provider will provide the Services consistent with past practice (including with respect to scope) and (i) in substantially the same manner as such services are performed or obtained by Service Provider for its own account or for any of its subsidiaries (including Zuffa, LLC (“UFC”) prior to the Effective Date) or clients, or (ii) if Service Provider does not so perform such Services for itself or its clients (or did not provide such services for the Service Recipient prior to the Effective Date), Service Provider will provide the Services in a commercially reasonable and diligent manner, in each case so long as commercially feasible. Notwithstanding anything in the foregoing to the contrary, (x) Service Recipient may elect not to receive any Service which it reasonably deems in its sole discretion to not be provided in accordance with clauses (i) and (ii) of this paragraph and (y) TKO may elect not to receive any Service relating to live event and content production for World Wrestling Entertainment, LLC (“WWE”) in its sole discretion. Notwithstanding the foregoing, with respect to any Service provided by a Third Party Service Provider, Service Provider shall use commercially reasonable efforts to cause such Third Party Service Provider to provide such Services in accordance with the terms of this Agreement and the applicable service agreement (if any) obligating such Third Party Service Provider.

(c) Subject to (i) any specifications and limitations as mutually agreed by the Parties, and (ii) the terms and conditions of this Agreement, Endeavor (as Service Provider) will use commercially reasonable efforts to provide TKO and its Subsidiaries (as Service Recipient) with any services that TKO and its Subsidiaries (as Service Recipient) received from Endeavor in the ninety (90) days prior to the Effective Date that were inadvertently omitted from Schedule A, in a commercially reasonable and diligent matter, to the extent commercially feasible.

Section 2.2 Modification of Services.

(a) At any time during the Term, Service Recipient may request in writing that Schedule A be amended to reference additional or modified specifications. Upon such request, the Parties shall negotiate in good faith the adoption of such additional or modified specifications and any consents that may be necessary or appropriate in connection with such modification. No Service Provider shall be obligated to perform or cause to be performed any Services in accordance with such specifications unless and until mutually agreed by the Parties.

(b) Subject to Section 2.4, Service Provider may make changes from time to time to the Services provided pursuant to Schedule A or in the manner of performing Services as long as (i) Service Provider is making similar changes in performing or receiving similar services for itself or its subsidiaries or clients, (ii) Service Provider uses commercially reasonable efforts to provide Service Recipient reasonable advance notice of such changes, to the extent permitted by applicable Law and (iii) such changes do not materially degrade the applicable Services. Additionally, if Service Provider ceases at any time to have exclusive control over the ability to provide such Service (including due to a sale, transfer or other disposition), Service Provider shall have no obligation hereunder to continue to perform or otherwise provide such Service. If such reduction is material, Service Provider agrees to discuss in good faith with Service Recipient a potential reduction to the Service Fees payable by Service Recipient.

Section 2.3 Compliance with Law. Each Party will materially comply with all applicable Laws in the performance of this Agreement and will obtain and maintain all Governmental Authorizations necessary to enable such Party to perform its obligations under this Agreement. Notwithstanding anything herein to the contrary, Service Provider shall not be responsible for providing any Service if and to the extent such Service would (a) violate applicable Law or (b) constitute a violation of Service Provider’s bona fide Compliance Policies as updated by Service Provider from time to time; provided, that if any Service cannot be provided for reasons described in this Section 2.3, such Service Provider shall cooperate in good faith with Service Recipient to determine an alternative arrangement pursuant to which the same or substantially similar Services will be provided by such Service Provider to Service Recipient which would not result in such violation.

Section 2.4 Third Party Consents and Providers.

(a) Following the Effective Date, Service Provider may be required to obtain third-party consents and approvals to provide certain Services. Service Provider and Service Recipient shall cooperate reasonably with each other and use their respective commercially reasonable efforts to obtain such consents or approvals, except for consents or approvals which would not reasonably be expected to have a material effect on the Services Providers’ ability to provide the Services to Service Recipient. The Parties acknowledge and agree that commercially reasonable efforts and cooperation do not include the obligation to threaten to commence or commence litigation against, to undertake any obligations to or grant any accommodations for, or trigger a termination or recapture right on the part of any third party, provided, that Service Provider shall be required to obtain any third party consent or approval of any Subsidiary. In the event an Unaffiliated Third Party conditions the granting of any such consent or approval in connection with a Service on the payment of a consent fee or other fee or expense, to the extent Service Recipient approves the payment of such consent fee or other fee or expense, (i) Service Provider shall pay such amount to such third party and invoice Service Recipient for the same; and (ii) Service Recipient shall pay such Service Provider in accordance with the terms of Section 2.6(e). The obligation to provide any Service, which Service is provided or supported by the products or services of a Third Party Service Provider as of the Effective Date, is subject to and conditioned upon obtaining any required Unaffiliated Third Party consent or approval. No Service Provider shall have any responsibility or liability for failure to provide any, or part of any, Service unable to be provided pursuant to this Section 2.4. Prior to the time that such consents and approvals are obtained by Service Provider, Service Providers and Service Recipient shall cooperate in good faith to develop and implement reasonable and lawful alternative arrangements designed to provide the benefits of the subject Services (or portion thereof) to Service Recipient. Service Provider shall invoice Service Recipient for any incremental increase in its costs, fees or expenses with respect to such alternative arrangements and Service Recipient shall pay such Service Provider in accordance with the terms of Section 2.6(e).

(b) Certain Services are currently provided and will continue to be provided by Third Party Service Providers on behalf of a Service Provider. Notwithstanding anything to the contrary contained in this Agreement, a Service Provider may also hire, engage or subcontract with a Third Party Service Provider to directly or indirectly provide or support any other Services to Service Recipient. Service Provider shall seek Service Recipient’s prior written consent (not to be unreasonably withheld or delayed) with respect to any Third Party Service Providers engaged to directly provide Services to Service Recipient that were not previously providing such Service prior to Closing. Service Provider shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope and provision of the Services, the standard for such Services and the content of the Services provided to Service Recipient.

Section 2.5 Force Majeure. Each Service Provider (including with respect to services performed through Third Party Service Providers) shall be excused from the performance of its obligations under this Agreement, for any period, and to the extent, that such performance is prevented, in whole or in part, as a result of delays caused by any act of God, public enemy, war or threats of same, terrorism or threats of same, epidemic, fire, flood, embargoes, severe weather, civil disturbance, act of government, court order, or other cause beyond its reasonable control (a “Force Majeure Event”), and such non-performance shall not be a breach or default hereunder or grounds for termination hereof; provided that, for the avoidance of doubt, nothing herein shall preclude either Party from terminating a Service in accordance with Section 5.2 during the period of the Force Majeure Event. Such affected Service Provider shall give written notice to Service Recipient of any such Force Majeure Event as soon as reasonably practicable, and the respective Service Providers (including with respect to services performed through Third Party Service Providers) and Service Recipient will use commercially reasonable efforts to mitigate the effect of any such Force Majeure Event and its consequences on performance hereunder.

Section 2.6 Fees for Services.

(a) In consideration of the provision of Services under this Agreement, TKO shall pay Endeavor (x) the fees set forth in clauses (i) and (ii) (below) (the “Fixed Fees”), plus (y) any and all reasonable, actual out-of-pocket costs, fees, assessments or expenses incurred in connection with the performance of such Services (including, without limitation, insurance premiums, license and subscription fees, rent and Qualifying Third Party Service Provider Costs) (the “Additional Fees,” and together with the Fixed Fees, the “Service Fees”):

(i)	WWE:

(a) During the 180 days immediately following the Effective Date, a Fixed Fee of $0 (the “Grace Period”);

(b) During the twelve (12) months immediately following the Grace Period, a Fixed Fee of $25,000,000.00 (the “Initial Period”);

(c) During the twelve (12) months immediately following the Initial Period, a Fixed Fee of $35,000,000.00; and

(d) For each 12-month period thereafter, the Fixed Fee shall be equal to the Fixed Fee for the prior 12-month period plus 1%;

(ii)	For UFC:

(a) During the first Service Year, a Fixed Fee of $35,000,000.00;

(b) During the second Service Year, a Fixed Fee of $35,000,000.00; and

(c) For each Service Year thereafter, the Fixed Fee shall be equal to the Fixed Fee for the prior 12-month period plus 1%;

(b) Notwithstanding anything to the contrary, any amounts (i) payable by WWE under an Existing Agreement between WWE and Endeavor or a Subsidiary thereof (including without limitation any amounts payable pursuant to the streaming services arrangements between WWE and Endeavor, and the William Morris Enterprise representation agreement) shall be subsumed within the Service Fee and the payment of the Service Fee shall be deemed to fully satisfy any such amounts and (ii) to be paid to WWE pursuant to the Service Agreement effective as of January 13, 2022, between On Location Events, LLC d/b/a On Location and World Wrestling Entertainment, Inc. (the “On Location Agreement”) shall continue to be paid by Endeavor to WWE in accordance with the terms of such agreement, which shall continue in full force and effect until its expiration or termination in accordance with its terms.

(c) Any Additional Fees in excess of $50,000.00 that are not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of Service Recipient, and the Parties will work together in good faith to establish a process for obtaining approval of Additional Fees in a timely manner.

(d) Notwithstanding the foregoing, if TKO or any of its subsidiaries acquires any business with an equity value of more than $1,000,000,000.00 (one billion) (an “Acquired Business”), the Fixed Fees shall be increased based on the equity value of 100% of the Acquired Business as compared to the market capitalization of TKO at the time of such acquisition (e.g., if (i) in the second Service Year the market capitalization of TKO is $20,000,000,000.00 (20 billion), (ii) TKO acquires an Acquired Business with an equity value of $5,000,000,000.00 (5 billion) and (iii) the Fixed Fees were $60,000,000.00 (60 million), then the Fixed Fees for the second Service Year would be $75,000,000.00 (75 million) and such additional amounts would be allocated to the Acquired Business).

(e) TKO shall pay Endeavor the Fixed Fees in equal monthly installments in U.S. dollars for each year in which fees are payable, each of which shall become due and payable (without set-off) ten (10) Business Days in advance of the first day of each calendar month during the Term; provided, that, on the Effective Date, TKO shall pay Endeavor an amount equal to one monthly installment pro-rated by the number of calendar days remaining in the calendar month of the Effective Date. The applicable Service Provider shall invoice the applicable Service Recipient each month for all Additional Fees incurred in the prior month and Service Recipient shall pay all such invoiced amounts thirty (30) calendar days after receipt of such invoice. To the extent a Service requires a transfer of funds in advance of the Service being provided (e.g., payroll), such funds will be transferred in advance as reasonably instructed by Service Provider. All remittances shall be made by wire transfer of immediately available funds to the account designated by the receiving Party in writing at least ten (10) business days prior to the applicable payment date.

(f) Service Provider shall provide invoices and other support documentation upon reasonable request from Service Recipient evidencing the Additional Fees charged under the Agreement. TKO or its selected auditor, no more than once per Service Year and upon notice of at least five (5) Business Days, and at TKO’s sole cost and expense, shall be entitled to examine the books and records of Endeavor during regular business hours to determine the accuracy of the calculation of any Additional Fees under this Agreement. Such examinations shall be conducted in a manner that does not unreasonably interfere with Endeavor’s normal business activities and operations.

Section 2.7 Designation of Personnel. Subject to (a) the other provisions of this Agreement, and (b) each Service Provider’s obligation to use substantially the same degree of care (but at least reasonable care) in selecting each such personnel or Third Party Service Provider as it would if such Person was being retained to provide similar services to such Service Provider, each Service Provider shall have the right, in its reasonable discretion, to designate which personnel shall be assigned to perform the Services, and shall have the right, in its reasonable discretion, to remove and replace any such personnel at any time and/or designate a Third Party Service Provider. Nothing in this Agreement shall be deemed to create an employment relationship between Service Recipient and the employees and/or agents of Service Provider who perform the Services pursuant to this Agreement, or make Service Recipient and Service Provider joint employers thereof. Service Provider shall have the sole responsibility for the day-to-day control and supervision of the individuals it employs in connection with this Agreement. Service Provider retains any and all liability with respect to the actions, activities and conduct of such individuals in full (including any employment- related claims, litigation or other assertions of liability or responsibility).

Section 2.8 Service Recipient Obligations. Each Service Recipient shall reasonably cooperate with Service Provider and Third Party Service Providers with respect to the provision of Services. Without limiting the foregoing, Service Recipient shall: (a) adhere in all material respects to the applicable and reasonable Service Provider policies and procedures (including those with respect to the protection of proprietary information or use of information technology resources), provided the same are communicated to Service Recipient in writing; (b) provide all reasonably necessary instructions to enable Service Provider to perform its obligations under this Agreement; (c) to the extent reasonably required in order to receive a particular Service, notify Service Provider of any material omissions or inaccuracies in the information supplied to Service Provider after becoming aware of them; (d) provide all data and information as Service Provider may reasonably require in order to perform its obligations under this Agreement or comply with any applicable Laws; (e) ensure that all data and information required to be provided to Service Provider pursuant to this Agreement is provided in a complete, accurate and timely manner so as to enable Service Provider to perform the Services; (f) to the extent required in order to receive a particular Service, work with Service Provider or any applicable third parties in good faith to agree upon a statement of work governed by the terms of this Agreement setting forth customary terms regarding the scope and terms of the services to be performed with respect to such Service; and (g) provide reasonable access to its facilities and assets as reasonably requested in advance by Service Providers or the Third Party Service Providers in connection with the Service. Service Recipient shall reasonably cooperate with Service Provider and the Third Party Service Providers to address any problems or failures with respect to the Services, or any breach or default by any Service Provider or Third Party Service Provider under this Agreement. Service Providers and the Third Party Service Providers shall be entitled to rely on any instructions or other information provided by a Service Recipient, and Service Providers shall not be in breach of or in default under this Agreement as a result of any such reliance; provided, that no such instructions shall expand the obligations of Service Providers hereunder. Service Providers shall be excused from their obligation to perform or cause to be performed a Service if and to the extent that such failure to perform or cause to be performed such Service was due to Service Recipient’s failure to materially perform its responsibilities under this Section 2.8.

Section 2.9 Network and Data Access. Each Party will (subject to the other terms and conditions in this Agreement) provide the other Party and its employees, agents, representatives and consultants with access to its Networks as may reasonably be required in order to provide or receive the Services; provided, that only those employees, agents, representatives and consultants who have a bona fide need to have such access in connection with the provision or receipt of Services will be provided such access. With respect to Service Provider’s Networks, Service Provider is only obligated to utilize security measures and procedures consistent with those currently in place for such Networks. Service Provider is authorized to access, store, transfer, process, and use data and information (including personal data) owned or controlled by Service Recipient only to the extent reasonably necessary for, the provision of Services and in accordance with Service Provider’s existing policies, procedures and security measures and in compliance, in all material respects, with applicable Laws. The Parties agree to comply with the obligations set forth in Schedule C.

Section 2.10 Records. Each Party will keep and preserve all books and records regarding the performance and receipt of the Services in accordance with its document retention procedures or such longer period as required by applicable Law.

Section 2.11 Services Manager. Each Party shall appoint an operational lead to act as the primary contact between them and to manage each Party’s performance and discuss and resolve issues regarding the Services (each a “Services Manager”). The Services Managers shall meet (in person, digitally or by telephone) at a frequency to be mutually agreed by the Parties. A Party may changes its Services Manager from time to time by providing notice of such change in writing to the other Party. Each Party shall appoint an executive with overall responsibility for and decision making capability concerning this Agreement, including to serve as a point of executive escalation in the event of any dispute in accordance with Section 2.12.

Section 2.12 Dispute Escalation. The Parties will endeavor in good faith to promptly and reasonably settle any dispute, controversy or claim (each a “Dispute” and collectively, “Disputes”) arising out of, relating to or in connection with this Agreement. All Disputes will be escalated in accordance with the following process: (a) the Services Managers will attempt in good faith to resolve any dispute after receiving written notice of such Dispute describing the details of the Dispute; (b) if the Services Managers, after good faith efforts, are unable to resolve a Dispute within ten (10) business days after receipt of notice thereof, they will immediately escalate such Dispute to each Party’s appropriate personnel at the executive level; (c) if the Parties’ executive personnel, after good faith efforts, are unable to resolve such Dispute within ten (10) business days after receipt of escalation thereof, they will immediately escalate such Dispute to each Party’s appropriate personnel at the senior executive level; (d) if the Parties’ senior executive personnel, after good faith efforts, are unable to resolve a Dispute within thirty (30) calendar days after receipt of escalation thereof, such Dispute shall be subject to the dispute resolution process described in Section 9.11.

Section 2.13 Advertising and Promotional Support. The Parties or their respective Subsidiaries may use their respective programming, platforms or other assets to provide advertising or promotional support to one another, and such support shall be priced using rate cards (and shall otherwise be on terms) that are generally applicable to other similarly situated third parties for whom advertising or promotional support is provided; provided, that (a) advertising and promotional inventory that remains unsold after ordinary course attempts to sell to Unaffiliated Third Parties may be priced using a discounted rate card or provided on a gratis basis (as determined for any applicable period by Endeavor, with such determination applying to support provided by both Parties during such time period), and (b) Endeavor shall have the right in its discretion to charge a lower amount for any advertising or promotional support it elects to provide. Any such advertising or promotional support provided by one Party (or its Subsidiaries) during each month will be offset against advertising or promotional support provided by the other Party (or its Subsidiaries) during such month, with any remaining net amount added to or credited against (as applicable) the monthly invoice for Additional Fees as set forth in Section 2.6 above.

Section 2.14 Tax Matters

(a) Sales Tax or Other Transfer Taxes. Service Recipient shall bear any and all sales, use, excise, value added, transaction and transfer taxes and other similar charges or duties (and any related interest and penalties) imposed on, or payable with respect to, any Service Fees payable by Service Recipient pursuant to this Agreement or otherwise with respect to any Service received by Service Recipient.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Service Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, Service Recipient will: (i) gross up the amount payable such that, after such withholding or deduction has been made (including any such withholding or deduction applicable to additional amounts payable pursuant to this Section 2.14(b)(i)), Service Provider receives an amount equal to the amount of the Service Fees, in respect of that Service, (ii) deduct such tax from the amount payable to Service Provider; (iii) timely pay the deducted amount referred to in clause (ii) to the relevant Governmental Entity; and (iv) promptly forward to Service Provider a withholding tax certificate evidencing that payment.

(c) Cooperation. Service Recipient and Service Provider will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 2.13.

ARTICLE 3 – INTELLECTUAL PROPERTY

Section 3.1 Licenses.

(a) Service Provider, on behalf of itself and its Affiliates, grants to Service Recipient, during the Term, a non-exclusive, non-transferable, and non-sublicensable license to use, on an “as is”, warranty-free basis, the intellectual property owned or Sublicensable by Service Provider or its Affiliates embodied in any materials, products, reports, hardware, computer programs (source or object code), documentation, deliverables, and inventions developed, conceived, authored, or prepared by Service Provider in connection with the Services (“Work Product”) delivered to Service Recipient, solely to the extent necessary for Service Recipient to use any Work Product to receive or enjoy the benefit of the Services.

(b) Service Recipient, on behalf of itself and its Affiliates, hereby grants Service Provider a worldwide, royalty-free, fully paid-up, non-exclusive license to use the intellectual property, materials and information of Service Recipient during the Term in connection with Service Provider’s performance of its obligations hereunder. This license may be sublicensed by Service Provider to its representatives, agents, designees and Third Party Service Providers as necessary for Service Provider to perform its obligations hereunder.

(c) “Sublicensable” means, with respect to intellectual property, if the applicable Party or Affiliate has the right to grant the sublicenses or rights granted by such Party or Affiliate to such intellectual property without (i) the licensor’s consent, unless consent can be obtained using commercially reasonable efforts with no (A) additional fees or other consideration, (B) additional obligations upon such Party or Affiliate or (C) loss of any rights of, or breach by, such Party or Affiliate, (ii) loss of any rights of, or breach by, such Party or Affiliate, (iii) additional obligations upon such Party or Affiliate or (iv) any additional fees or other consideration payable to the licensor.

Section 3.2 Ownership.

(a) Unless otherwise agreed to by the Parties in writing, Service Provider shall be the owner of all right, title and interest in and to all Work Product. To the extent Service Recipient obtains any right, title or interest in or to any Work Product (other than the license granted pursuant to Section 3.1(a)), Service Recipient hereby assigns to Service Provider all such right, title and interest, and all goodwill associated therewith, and Service Recipient agrees to perform all actions and deliver all documents reasonably requested by Service Provider to effectuate, record and perfect such assignment and Service Provider’s ownership of any Work Product.

(b) Notwithstanding Section 3.2(a), TKO and its Subsidiaries shall be the owner of all Content. As between the Parties, TKO and its Subsidiaries shall be the sole and exclusive owner of all right, title and interest in and to all Content. To the extent Endeavor or its Affiliates obtains any right, title or interest in or to any Content (other than the license granted pursuant to Section 3.1(b)), Endeavor hereby assigns to TKO all such right, title and interest, and all goodwill associated therewith, and Endeavor agrees to perform all actions and deliver all documents reasonably requested by TKO to effectuate, record and perfect such assignment and TKO’s ownership of any Content. Notwithstanding the foregoing or anything to the contrary contained herein and for the avoidance of doubt, Endeavor and its Affiliates are the exclusive owners of all right, title and interest in and to all of Endeavor and its Affiliates’ names, marks, logos, content, copyrights and other intellectual property existing as of the date hereof or otherwise created independently of the Services rendered hereunder and owned by Endeavor (the “Endeavor IP”), and neither TKO nor any of its Subsidiaries shall acquire any intellectual property or other proprietary rights in or to any Endeavor IP as a result of its inclusion in any Content or use in connection with any Services rendered by Endeavor hereunder.

ARTICLE 4 – CONFIDENTIALITY

Section 4.1 Confidentiality.

(a) The Parties hereto agree that certain non-public information supplied by each to the other during provision of Services under this Agreement may be proprietary and confidential. Except with the prior consent of the disclosing Party, each Party will use reasonable best efforts to:

(i) limit access to any information (whether or not marked, noticed, or treated as confidential by a disclosing Party) which the disclosing Party holds in confidence or that, given the nature of the information, reasonably should be considered as confidential, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities (“Confidential Information”) of the other Party disclosed to or acquired by such Party or its employees, agents, representatives, and consultants pursuant to this Agreement;

(ii) advise its employees, agents, representatives and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii) safeguard such Confidential Information to prevent disclosure of the Confidential Information to third parties, using a degree of care that is not less than the degree of care used by that Party in safeguarding its own similar information or material.

(b) A Party’s obligations respecting confidentiality under this Section 4.1 will not apply to any of the Confidential Information of the other Party that: (i) is or was generally available in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no breach of the recipient in violation of this Agreement; (iii) was independently developed or acquired by it and such Party has evidence to demonstrate such independent development or acquisition or (iv) becomes available on a non-confidential basis from another source, provided that such other source is not to the receiving Party’s knowledge bound by an obligation of confidentiality with respect to such information.

(c) A Party may disclose Confidential Information of the other Party: (i) as required by applicable Law or to comply with binding orders of any Governmental Entity having jurisdiction over a Party; (ii) as required to be disclosed by reason of legal, judicial, administrative or regulatory process or requirements applicable to the recipient, provided that the recipient (x) gives the other Party reasonable notice (to the extent permitted by Law) to allow such other Party to seek a protective order or other appropriate remedy, and (y) discloses only such information as is required; (iii) to its directors, officers, employees, independent contractors, attorneys, advisors, consultants, agents and other representatives as may be reasonably necessary; or (iv) in connection with any dispute arising out of or relating to this Agreement. Service Provider may disclose Confidential Information of Service Recipient as reasonably necessary to provide the Services contemplated under this Agreement or in connection therewith. The provisions of this Section 4.1 will survive for a period of three years after the expiration or termination of this Agreement, regardless of the reason for such expiration of termination; provided that any personally identifiable information will remain subject to the provisions of Section 4.1 herein for so long as such information is retained.

(d) To the extent that, in connection with the performance of any Services, any employee (or contactor) of Service Provider performs legal services or performs Services for Service Recipient at the direction of Service Recipient’s attorneys, Service Recipient does not intend to waive attorney-client privilege, attorney work-product, or any other applicable privilege or protection with respect to the matters that are the subject of such Services and any inadvertent disclosure of privileged information is not intended to, and does not in fact, waive applicable privileges and protections.

ARTICLE 5 – TERM AND TERMINATION

Section 5.1 Term and Final Termination. This Agreement shall commence on the Closing (as defined in the Transaction Agreement) (the “Effective Date”) and shall continue until the seventh (7th) anniversary of the Effective Date, unless earlier terminated pursuant to Section 5.2 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive twelve (12) month periods, unless Endeavor provides written notice of its intent not to renew no less than 60 days prior to the end of the then-current Term (such automatic renewal periods, if applicable, together with the Initial Term, the “Term”). In the interest of clarity, the Parties agree that Service Provider shall only provide the Services designated as “Transition Services” on Schedule A for the applicable period set forth on Schedule A, subject to one (1) extension period of up to three (3) months upon the Parties’ mutual written agreement.

Section 5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated (a) by Endeavor, if TKO fails to pay any amounts due hereunder and does not cure such failure within thirty (30) calendar days following receipt of written notice thereof from Endeavor, (b) by TKO, if (x) Endeavor materially breaches its obligations under this Agreement and fails to cure such material breach within ninety (90) calendar days following the receipt of written notice thereof from TKO, or (y) if Endeavor is prevented from performing its material obligations under this Agreement for more than sixty (60) days as a result of a Force Majeure Event. The Parties may terminate individual Services by mutual written agreement. Other than as provided in this Section 5.2, this Agreement may not be terminated by either Party under any circumstances.

Section 5.3 Effect of Termination. If this Agreement is terminated in its entirety pursuant to Section 5.1 or Section 5.2, all obligations of the Parties under this Agreement shall terminate, except for (a) ARTICLE 1, ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7, ARTICLE 8, and ARTICLE 9, the terms of which shall survive any termination or expiration of this Agreement and (b) the obligation of any Party to pay (x) any unpaid Service Fee corresponding and pro-rated to the period prior to the effective date of expiration or termination, whether or not invoiced prior to such date, and without giving effect to Section 2.6(e), and (y) other costs and expenses expressly required by the terms of this Agreement to be borne by such Party.

ARTICLE 6 – REMEDIES

Section 6.1 Cure. In the event a Service Provider materially breaches this Agreement by failing to perform in accordance with this Agreement any Service required to be performed under this Agreement, Service Recipient shall provide notice thereof to the applicable Service Provider, and such Service Provider shall use commercially reasonable efforts to cure such failure within thirty (30) Business Days (which shall run concurrently with the ninety (90) day period provided in Section 5.2(b)), including by performing or re-performing such Service. Service Recipient shall provide such notice of breach with reasonable specificity.

ARTICLE 7 – INDEMNIFICATION

Section 7.1 Indemnification by Service Recipient. Service Recipient shall indemnify, defend, save and hold harmless Service Provider, its Affiliates and any of its or their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”) from and against any and all Damages to the extent resulting from or arising out of any third party claim asserted against Service Provider in relation to the Services, except to the extent resulting from or arising out of the gross negligence, bad faith, willful misconduct or fraud of Service Provider or claims by any of Service Provider’s employees against Service Provider.

Section 7.2 Indemnification Procedures. The Provider Indemnified Party shall give the Service Recipient prompt written notice of the existence of any indemnifiable claim; provided that the Provider Indemnified Party’s failure to promptly notify Service Recipient will not affect Service Recipient’s indemnification obligations except to the extent that any such delay prejudices Service Recipient’s ability to defend such claim. Service Recipient will defend any such claim using counsel approved by the Provider Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed), and may settle any such claim as the Service Recipient deems appropriate; provided that Service Recipient will not enter into any settlement placing any obligation or admission of liability on the Provider Indemnified Party without the Provider Indemnified Party’s prior written consent. At the expense of Service Recipient, the Provider Indemnified Party will reasonably cooperate with Service Recipient in the defense and settlement of any claim subject to indemnification hereunder. At its discretion and expense, the Provider Indemnified Party may participate in the defense, any appeals, and settlement of any claim subject to indemnification hereunder with counsel of its own choosing, and such counsel shall have full access to all information, documents and other materials related to the litigation.

ARTICLE 8 – LIMITATION OF LIABILITY

Section 8.1 WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT TO THE EXTENT OF A SERVICE PROVIDER’S GROSS NEGLIGENCE, BAD FAITH, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL A SERVICE PROVIDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SUCH DAMAGES OR LOSSES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS.

Section 8.2 LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT OF A SERVICE PROVIDER’S GROSS NEGLIGENCE, BAD FAITH, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF A SERVICE PROVIDER UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF SERVICE FEES ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY.

ARTICLE 9—MISCELLANEOUS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

(a) If to TKO or any other Service Recipient:

TKO Operating Company, LLC

200 Fifth Ave, 7th Floor

New York, NY 10010

Attention: Seth Krauss

Email: SKrauss@TKOgrp.com

(b) If to Endeavor:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention: Seth Krauss

Email: SKrauss@endeavorco.com

All such notices or communications shall be deemed to have been delivered and received (i) if delivered in person, on the day of such delivery, (ii) if by email, on the day on which such facsimile or email was sent and receipt was confirmed by non-automated means, (iii) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (iv) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

Section 9.2 No Right of Setoff. No Party nor any of its Affiliates shall have any right of holdback or setoff or to assert any claim or defense with respect to any amounts that may be owed by such Party or its Affiliates to any other Party (or Parties) hereto or its or their Affiliates as a result of and with respect to any amount that may be owing to such Party or its Affiliates under this Agreement or any other commercial arrangement entered into, between or among such Parties and/or their respective Affiliates.

Section 9.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment or delegation without such prior written consent shall be null and void; provided, that, (a) each of TKO and Endeavor shall be permitted to collaterally assign and pledge to its creditors all rights, title and interest in, to and under this Agreement, without the other’s consent; and (b) the reorganization, restructuring, merger, consolidation or sale of equity interests or all or substantially all of assets of (x) TKO (or its ultimate parent entity) solely in connection with, or implemented to facilitate, a reorganization, restructuring, merger, or consolidation in connection with an initial public offering of equity securities of TKO or TKO Parent (or its ultimate parent entity) or (y) Endeavor (or its ultimate parent entity) shall not be deemed an assignment or delegation of this Agreement. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by Endeavor (and approved by its board of directors) and TKO (and approved by its managing member), except for changes to Services in accordance with Section 2.2.

Section 9.5 Extensions; Waiver. At any time during the Term, Service Provider, on the one hand, and Service Recipient, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party contained in this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) subject to applicable Law, waive compliance with any of the terms contained in this Agreement. Any agreement on the part of a Party to any extension or waiver of this Agreement shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.7 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

Section 9.8 Interpretation; Headings. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party hereto. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.9 No Third-Party Beneficiaries. Subject to the last sentence of Section 9.11, the Parties hereby agree that their respective agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles thereof that would result in the application of the laws of another jurisdiction.

Section 9.11 Arbitration. Subject to the escalation process set forth in Section 2.12, any Dispute arising out of, relating to or in connection with this Agreement, including any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement, shall be resolved exclusively by arbitration, before a single arbitrator, in accordance with the rules and regulations of JAMS or its legal successor in effect at the time of the arbitration. The arbitration award in any such arbitration may be confirmed by any court of competent jurisdiction. Any such arbitration shall take place in New York, New York. In the event of any such arbitration, the prevailing party shall be awarded its costs and reasonable attorney’s fees as part of the award, and the costs of the arbitration shall be borne by the parties on such equitable basis as the arbitrators shall determine. Except as may be required by applicable Law or Order, each Party agrees to maintain confidentiality as to all aspects of this Agreement and any arbitration, including their existence and results, except that nothing herein shall prevent a Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration. Notwithstanding any other terms of this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief in any court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm as permitted by applicable Law. Until the Sunset Date (as defined in the Governance Agreement), the WWE Designees (as defined in the Governance Agreement), and after the Sunset Date, the Independent directors (as defined in the Governance Agreement) on the board of directors of TKO Group Holdings, Inc., will be entitled to enforce this Agreement, including by causing TKO to commence and pursue the remedies available to TKO in accordance with the dispute resolution procedures set forth in this Agreement and/or to terminate this Agreement to the extent permitted by this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. NOTWITHSTANDING Section 9.11, IN THE EVENT THE PARTIES ARE BEFORE A COURT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13 Entire Agreement. This Agreement contains all of the terms and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersedes and cancels all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties in connection with this Agreement. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and with respect to this Agreement the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction. Each of the Parties hereby agrees that with respect to this Agreement no Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 9.14 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH SERVICE PROVIDER AND THEIR RESPECTIVE AFFILIATES AND ANY PERSON ACTING ON BEHALF OF ANY SUCH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT, OR THE ACCURACY, AVAILABILITY, TIMELINESS OR COMPLETENESS OF, OR THE RESULTS TO BE OBTAINED FROM, SUCH SERVICES, AND EACH SERVICE PROVIDER AND THEIR RESPECTIVE AFFILIATES HEREBY DISCLAIM THE SAME.

Section 9.15 Interpretation of Schedules. Within the Schedules, references to Service Provider or Service Recipient shall be deemed to include the Affiliates of such Party, as appropriate.

Section 9.16 Relationship of the Parties. The Parties are independent contractors and this Agreement shall not be construed to create a partnership, joint venture, employment or principal agent relationship between the Parties within the meaning or application of any Law. No Party, nor any Person employed by such Party, is authorized to make any warranty concerning the other Parties or to incur or assume any obligation or liability for the other Parties, express or implied, or to bind the other Parties in any manner. Service Provider shall not be liable under this Agreement for any debt, obligation or liability of Service Recipient.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

TKO OPERATING COMPANY, LLC

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

[Signature Page to Services Agreement]

SCHEDULE A

SERVICES

Service Provided by Endeavor to TKO

ID	Category	Service Description

CMS.1.0	Streaming Services	Service Provider will provide reasonable support with respect to a video streaming platform with functionality across several devices, live event support services, live channel support services, technical support and end user support.

CMS.2.0	Live Event Production	Service Provider will provide reasonable services with respect to live and ancillary event production.

CMS.3.0	Content Production	Service Provider will provide reasonable services and support in connection with non-scripted, audio-visual content production, audio content production, and any other content production as mutually agreed.

CMS.4.0	Ticketing and Hospitality	Service Provider will provide reasonable services in connection with the procurement, promotion and facilitation of the sale and fulfilment of event ticket, VIP and hospitality packages.

CMS.5.0	Sale / Licensing of Content Rights	Service Provider will provide reasonable services to support the sale and licensing of content to third party networks, platforms, licensees and other distributors.

CMS.6.0	Gaming	Service Provider will provide reasonable services to support the implementation, maintenance, exploitation and distribution of sports betting/performance feeds and to manage related technology/platform transactions.

CMS.7.0	Marketing / Event Services	Service Provider will provide reasonable marketing services (including but not limited to activations, brand and experiential marketing, digital/social marketing, etc.) and services in connection with the planning, management and execution of events.

CMS.8.0	Consumer Product Licensing	Service Provider will provide reasonable services to support the licensing of rights to develop, manufacture, distribute, advertise and sell merchandise and other physical and digital consumer goods/products.

[Schedule A to Services Agreement]

CMS.9.0	Sponsorships	Service Provider will provide reasonable sales services in connection with sponsorship and commercial opportunities.

FIN.1.0	SEC Reporting Services	Service Provider will provide reasonable support related to Service Recipient’s financial reporting (e.g., providing support and access to systems, processes, and tools required to maintain and produce SEC reporting).

FIN.2.0	Accounting Support Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to Service Recipient’s accounting matters.

FIN.3.0	Financial Planning & Analysis Support Services	Service Provider will provide reasonable support and oversight related to budgeting and forecasting process, including assumptions.

FIN 4.0	Treasury Support Services	Service Provider will provide reasonable support and oversight related to treasury matters (e.g., cash management, capital structure, credit structuring and compliance, and other general treasury matters).

FIN 5.0	Accounting Service Center Support Services	Service Provider will provide access to and support and oversight from Service Provider’s accounting shared service center (e.g., invoicing and cash application, preparation of bank reconciliations).

FIN 6.0	Internal Audit Services	Service Provider will provide support for Service Recipient’s internal audit function including audit plans, working papers, audit software, and other relevant documentation.

FIN 7.0	SOX / Internal Controls Support Services	Service Provider will provide support for Service Recipient’s SOX compliance activities, including SOX documentation, risk assessments, process documentation, control documentation, testing and assistance with any remediation activities.

TAX 1.0	Tax Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to tax matters with respect to acquisitions, transfer pricing, restructurings, audits (e.g. IRS), international tax questions in certain locations and knowledge transfer and support for existing/overlapping tax items to extent required.

[Schedule A to Services Agreement]

HR 1.0	Executive Compensation (through Equilar)	Service Provider will provide access to Equilar for comp benchmarking information and incentive plan design.

HR 2.0	(USA) Workday Subscription and HR Operations Transition Services	Service Provider will provide access to Workday HCM system software, including HCM, recruiting, compensation and learning, each case, to the extent reasonably feasible to provide such systems as determined in good faith by Service Provider. Services to include system maintenance and support transactional processing via Service Provider’s HR operations team as well as support of regulatory reporting in connection therewith, e.g. state, federal, EEO reports.

HR 3.0	Payroll Processing Support ADP, ActivPayroll (UK)	Service Provider to engage certain third party payroll processors and related support in certain jurisdictions from time to time and permit Service Recipient to utilize such Services and Service Provider to recharge cost to the Recipient based on current negotiated rates (e.g., US (ADP), UK (ActivPayroll)).

HR 4.0	HR Applications and Programs Services	Service Provider to provide access to existing and new HR-specific applications and programs, supporting talent acquisition, learning and development, DE&I, immigration, and wellness to the extent permitted by applicable third party arrangements.

HR 5.0	Full-Time Employee Services

Service Provider, in its discretion, subject to applicable Law, will employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

Currently, Service Provider to continue to offer ongoing full-time services of employees in Australia, Singapore, and Spain who have historically been legally employed by Service Provider for administrative purposes, in each case, subject to applicable law.

HR 6.0	Employee Lifecycle Services	Service Provider will provide ongoing HR shared-service, strategic and operational support for recruiting, hiring, onboarding, compensation administration (including comp surveys for employees), DE&I, and off boarding.

HR 7.0	Other Benefits Services	Service Provider will offer access to Service Provider’s current and future benefits and perks and related support services to the extent permitted by third-party agreements.

HR 8.0	Benefit Plan Management Support	Service Provider will provide support services with respect to management of Service Recipients’ H&W plans.

[Schedule A to Services Agreement]

IT 1.0	HUB System Services	Service Provider will provide access to UFC Hub system and application support services including all existing integrations to other applications, marketing tool, and data marts.

IT 2.0	IT Services	Service Provider will provide corporate IT support services, including network, end point management, help desk, telephony, video conferencing, employee onboarding/offboarding for covered systems, O365 and other end-user software.

IT 3.0	Finance / Accounting Systems Services	Service Provider will provide reasonable access to applicable financial systems (e.g., Treasury and Tax) to the extent permitted by applicable Law and applicable third-party arrangements.

IT 4.0	BI, Reporting, & Analytics Services	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services as requested from Service Provider’s analytics department.

IT 5.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data, reporting, and visualization tools.

IT 6.0	Administration Services	Service Provider will provide reasonable access to IT Purchasing functions to support ongoing IT equipment and maintenance IT expense purchases to the extent permitted under applicable third-party arrangements.

IT 7.0	Compliance Services	Service Provider will provide reasonable support with respect to Provider IT Compliance general controls processes.

IT 8.0	Event Support Services	Service Provider will provide Service Recipient global event support services (e.g., supporting the APEX facility and remote fight venue locations, hotel technology services and venue event security services).

FAC.1.0	Office Space Services	Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider, as may be mutually agreed by the Parties.

INS.1.0	Insurance Support Services	Service Provider will provide reasonable risk management and insurance support and oversight (e.g., insurance procurement and renewal services, bond administration, claims support, brokering services, trainings and COI requests).

[Schedule A to Services Agreement]

PROC.1.0	Procurement Support Services	Service Provider will provide reasonable procurement support and oversight (e.g., integration to third-party vendor pricing and services agreements to the extent permitted under applicable third-party arrangements).

LGL.1.0	Litigation Support Services	Service Provider’s litigation team will provide reasonable management, support and oversight services with respect to Service Recipient’s litigation matters, including assistance with respect to management of disputes, litigation, and investigations arising at Service Recipient.

LGL.2.0	Compliance Support Services	Service Provider will provide reasonable support related to legal matters with respect to Service Recipient’s regulatory compliance including data privacy and cybersecurity compliance and gaming compliance, general compliance (e.g. ABAC, sanctions, AML, COI, international trade, and other regulatory support).

LGL.3.0	Intellectual Property Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Service Recipient’s Intellectual Property (e.g., managing Trademark Portfolio, Pre-Litigation Infringement Counsel, Trademark Search and Analysis and Consumer Product Approvals).

LGL.4.0	Cybersecurity Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to data privacy and cyber security (e.g., management of security matters, data privacy compliance, oversight and support with respect to data privacy policies, data governance, and cybersecurity preparedness).

LGL.5.0	Health & Safety Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Health & Safety (e.g., health and safety guidance and infrastructure support via Service Provider’s global health & safety policy, incident reporting and accident investigation, training, safety reviews and guidance, periodic or ad hoc health & safety reporting obligations, access to OSHENS incident reporting and accident investigation system).

LGL.6.0	Corporate Security Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions with respect to corporate security matters.

LGL.7.0	Government Relations Support Services	Service Provider will provide reasonable support with respect to government relations support services including lobbying, providing oversight and support and administering Service Recipient PACs.

[Schedule A to Services Agreement]

LGL.8.0	SEC Reporting Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to SEC reporting matters, including assistance with review and preparation of securities filings and other reasonable support with respect to securities laws compliance and related matters.

LGL.9.0	Employment Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to employment law (e.g., advice and counseling with regard to employee / labor relations matters, advice, drafting and negotiation of employment / labor-related policies, documents and agreements and device and support with regard to the establishment, maintenance and compliance of employee benefits such as medical benefits, retirement plans, bonus plans and equity compensation).

LGL.10.0	Immigration Support Services	Service Provider will provide reasonable support for immigration matter management for employees such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.

LGL.11.0	Corporate Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to corporate legal matters, including corporate transactional support on acquisitions, joint ventures, investments and other strategic transactions, credit agreement support and compliance, corporate governance and corporate secretarial support (e.g., new entity formations and entity maintenance and compliance).

LGL.12.0	Commercial Legal Support Services	Service Provider will provide reasonable support with respect to Commercial Legal Matters (e.g., media and content transactions, sports betting/performance data, streaming, technology/platform transactions, live event support, consumer product, retail, e-commerce, digital and gaming, and other various intellectual property license agreements, non-scripted content production, streaming and technology initiatives managed by Endeavor Streaming, hospitality activities managed by On Location Experiences, consumer marketing support (e.g., experiential activations) and related services managed by 160X90).

COM.1.0	Corporate Communications Services	Service Provider’s communications team will provide reasonable management, support and oversight services with respect to Service Recipient’s communications matters, including assistance with respect to management of corporate, executive, internal and crisis communications.

DEV.1.0	Corporate Development Services	Service Provider will provide reasonable support and oversight with respect to corporate development matters including mergers, acquisitions, asset dispositions, minority investments, and general strategy exercises.

The Services shall not include services and associated costs related to the use of Endeavor airplanes, which shall instead be governed by the terms of the applicable time sharing agreement (as may be amended from time to time) regarding the use of Endeavor’s airplanes, and the Parties will enter into substantially similar agreements with respect to any future airplanes owned by Endeavor.

[Schedule A to Services Agreement]

Transition Services provided by Endeavor to TKO

ID	Category	Transition Service Description	Termination Date

T.HR 1.0	Immigration	Service Provider to provide reasonable services with respect to transfer of work permits and/ or immigration related applications/ permits to the extent applicable.	Through December 31, 2023

T.HR 2.0	Benefits Participation and Administration Transition Services (excl. wellness)

Service Provider to provide reasonable services with respect to managing benefits administration for participation in Service Provider’s H&W plans. Cost to cover employees that are benefits eligible and enrolled in Service Provider health benefits.

Employee cost sharing scheme to be withheld via payroll.

Includes US (group life, disability, ADA/FMLA, 401K, pension, medical, dental and vision benefits), UK (Darwin benefits platform), and China.

Through December 31, 2023

[Schedule A to Services Agreement]

Services Provided by TKO to Endeavor

ID	Category	Service Description

R.FAC.1.0	Office Space Services	Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider as may be mutually agreed by the Parties.

R.LGL.1.0	Immigration Services	Service Provider to provide reasonable immigration matter management for athletes and their support teams such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.

R.IT.1.0	BI, Reporting, & Analytics Services	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services from time to time from Service Provider’s analytics department.

R.IT.2.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data for inclusion in the Digital CDP.

R.HR.1.0	Full-Time Employee Services	Service Provider, subject to applicable Law, to employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

[Schedule A to Services Agreement]